Exhibit 99.1

BOYD GAMING REPORTS THIRD QUARTER RESULTS

- Borgata Reports Initial Quarter of Operations -

LAS VEGAS, NV – October 21, 2003 – Boyd Gaming Corporation (NYSE:BYD) today reported its financial results for the third quarter 2003. The Company reported adjusted earnings (1) of $.15 per share in the third quarter, versus $.23 per share in the third quarter last year. In both periods, adjusted earnings are before preopening expenses, and, in the third quarter last year, adjusted earnings also exclude a loss on early retirement of debt of $.03 per share. Per share amounts are reported on a diluted basis.

This is the first earnings release that includes operating results of Borgata, the Company’s joint venture property in Atlantic City, which opened on July 3, 2003. The Borgata results are reported on two lines on the consolidated statement of operations, first, “earnings (loss) from Borgata” to reflect the Company’s 50% share of Borgata’s operating income (including preopening expenses) and, second, “other expense from Borgata, net” to reflect the Company’s 50% share of Borgata’s non-operating items. As an unconsolidated joint venture, Borgata results do not appear in the Company’s operating revenues or operating expenses. For clarification, there are tables later in this report that present Borgata’s financial results in more detail.

Revenues for the third quarter were $311 million, slightly above the $308 million reported last year. Blue Chip, Delta Downs and Sam’s Town Tunica reported significant revenue gains that were partially offset by a decline in revenue at Par-A-Dice. Other properties reported revenues in the quarter close to prior period levels. The Company reported property EBITDA of $75.7 million in the third quarter versus $73.2 million reported in the third quarter last year. Included in this year’s total is the Company’s 50% share of Borgata’s EBITDA. After corporate expense, the Company’s EBITDA in the third quarter was $70.1 million, up from $65.4 million recorded in last year’s comparable period. The results on a same-store basis, excluding Borgata, which was not open last year, can be found in the “Wholly-owned Properties” section later in this report.

The Company’s share of Borgata’s preopening expenses in the third quarter were $3.5 million, or $.03 per share, all of which are reported in the Company’s operating results for Borgata. Preopening expenses in the third quarter last year were $2.7 million, or $.03 per share, most of which were related to

Borgata. In addition, in the third quarter last year, the Company retired debt through open market purchases and recorded a loss of $3.4 million, or $.03 per share. Net income in the third quarter was $7.7 million, or $.12 per share, versus $11.3 million, or $.17 per share, reported in the third quarter last year.

In footnote (1), you will find a discussion of how and why the Company uses adjusted earnings, adjusted earnings per share and EBITDA (a non-GAAP measure of earnings before interest, taxes, depreciation, amortization and preopening expenses), a performance measurement widely used in the gaming industry. As used in this release, property EBITDA is before corporate expense. Further in this release you will also find tables that reconcile certain non-GAAP measurements to GAAP financial information.

Borgata

The Company reported results for Borgata, which operated for all but two days in the third quarter. The property reported $184 million of gross revenue and $150 million of net revenue in the quarter. Gaming revenue in the quarter was $136 million, with the property reporting the second highest gaming win in the Atlantic City market, behind only the much larger Bally’s Park Place. Table game win was $47.6 million in the quarter, placing Borgata number one in the market in table games. The property’s EBITDA in the quarter was $30.5 million, for an EBITDA margin of 20.4%.

William S. Boyd, Chairman and Chief Executive Officer of Boyd Gaming, said, “The opening of Borgata represented a true milestone in the history of our Company. The initial response from customers, employees, and the financial community has been most gratifying. In our opening months, we achieved significant market share premiums in slots, table games and poker. Our talented management team is off to a great start, and I am confident that Borgata has a very bright future ahead.”

Bob Boughner, Borgata’s Chief Executive Officer, added, “In the property’s start-up months, we concentrated on attracting and serving customers, building customer relationships, and growing revenues and market share. In the first 90 days of operations, table win per unit per day was $4,660, 26% higher than the number two property in the market and 64% above the average. Slot win in the quarter was $91.9 million. Slot win per unit per day was $282, 15% higher than the market average, ranking third in the market.

“In the third quarter, 26% of gross revenue was non-gaming revenue, which the Company believes is the highest percentage of non-gaming revenue in the Atlantic City market. Approximately 56% of Borgata’s non-gaming revenue was cash revenue versus

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complimentary revenue, also believed to be the highest percentage in the market. Hotel occupancy for the quarter was 80%, comprised of sequential monthly occupancy rates of 65%, 87% and 84% for July, August and September, respectively. The average daily room rate for the third quarter was $138. Customer intent-to-return surveys have been very gratifying and improving steadily along with the quality of the service provided.

“It should be noted that Borgata’s third quarter EBITDA includes expenses of approximately $13 million directly related to the property’s signature grand opening events, extensive launch media campaign and other costs related to the opening. These programs, while costly in the current period, were essential elements of our strategy to properly position the property and drive initial customer trial. The launch media campaign is essential for stimulating future demand among new market segments.

“As we move into our next phase of operations, we are now refining our marketing programs, building employee efficiency and building margins and our bottom line.”

Included in other expense from Borgata on the Company’s consolidated statement of operations is the Company’s share of Borgata’s state income taxes. In connection with the commencement of operations, Borgata recorded a $5.2 million net tax benefit in the third quarter that is related to the recognition of operating loss carryforwards accumulated during Borgata’s development period. The Company’s share of that benefit, which is reflected in adjusted earnings for the third quarter, amounted to $2.6 million, or $.02 per share.

Wholly-owned Properties

The Company’s nine operating units reported property EBITDA in the third quarter of $60.4 million versus $73.2 million reported in the comparable quarter last year. After corporate expense, third quarter wholly-owned EBITDA was $54.8 million as compared to $65.4 million reported in the third quarter last year. The Company cited three principal reasons for the decline: higher gaming taxes recently enacted in Illinois, Indiana and Nevada, the combination of which accounted for approximately $8 million in increased expenses; increased marketing expenses at Stardust that did not generate incremental revenue in the quarter; and lower gaming revenue at Par-A-Dice relating to increased competition from the property’s outer-markets and disruptions stemming from the large gaming tax increase. On the positive side, both Delta Downs and Blue Chip reported strong quarterly gains in revenue in the recently completed quarter. In addition, Delta Downs reported a significant increase in EBITDA in the quarter.

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Nine-month Results of Operations

The Company reported revenue of $945 million for the first nine months of 2003, up from $923 million in the same period of 2002. The gain was principally the result of a full period of dockside operations at Blue Chip, which commenced August 2002, and a full period of slot operations at Delta Downs, where slot operations commenced in February 2002. EBITDA (before a one-time Indiana gaming tax charge in the second quarter of 2003 of $3.5 million) for the nine months was $205 million, including the Company’s share of Borgata’s EBITDA, versus $209 million reported last year. On a same-store basis, EBITDA was $190 million for the first nine months in 2003 versus $209 million in the comparable period last year. Adjusted earnings for the first nine months of 2003 were $.64 per share as compared to $.82 per share for the same period last year. Net income for the first nine months of 2003 was $28.6 million, or $.43 per share, versus $36.1 million, or $.55 per share, reported for the first nine months last year. Prior year net income includes a charge for the cumulative effect of a change in the accounting for goodwill, which amounted to $.12 per share.

Third Quarter Property Highlights

Sam’s Town Las Vegas reported slightly increased revenues in the third quarter, but higher costs, principally marketing expenses, caused a 5.6% decline in quarterly EBITDA from the prior year. The Downtown Las Vegas properties reported a $1.1 million year-over-year decline in EBITDA, about half of which was attributable to higher air charter costs and the other half to slightly lower revenues at the properties. Stardust reported a 2.0% decline in third quarter revenue as compared to the prior year third quarter. Stardust reported a small EBITDA loss for the quarter versus EBITDA of $3.1 million in the third quarter last year, principally due to heavier spending on marketing and promotions.

Par-A-Dice’s EBITDA in the third quarter was $6.8 million, a 50% decline from the third quarter last year. Based on this quarter’s gaming revenue and admissions, gaming taxes at Par-A-Dice increased $4.3 million versus the comparable period last year. A 9.0% decline in revenue at Par-A-Dice in the quarter accounted for the remainder of the EBITDA decline. Revenue at Blue Chip in the quarter was 6.2% above the prior year. Dockside operations at the property commenced August 1, 2002. Blue Chip reported EBITDA in the quarter that was $1.1 million below the prior year’s third quarter. Based on this quarter’s revenue and admissions, gaming taxes at Blue Chip increased $3.3 million versus the third quarter in the prior year. Delta Downs reported a 10.8% increase in revenue in the third quarter versus the prior year. Except for gaming taxes on the incremental revenue, the property brought virtually all of its

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increased revenue to the bottom line, where EBITDA rose $2.0 million, or 34%, in the third quarter versus the comparable period last year.

Financial Statistics

The Company provided the following additional information for the third quarter ended September 30, 2003:

•	September 30 debt balance: $1.073 billion
•	Debt reduction in quarter: $15.4 million
•	September 30 cash: $73.2 million
•	Dividends paid in the quarter: $4.8 million
•	Shares repurchased in third quarter: 75,000 shares at a weighted average price of $15.48 per share
•	Capital spending in third quarter: $14.8 million, almost all related to normal maintenance items
•	Cash contributed in the third quarter to the joint venture that owns Borgata: $18.0 million

(1)	Adjusted Earnings are earnings before preopening expenses, the one-time retroactive gaming tax charge in Indiana, the loss on early retirement of debt, and the cumulative effect of a change in accounting for goodwill. Adjusted Earnings (and Adjusted EPS) are presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance as this measure is considered by many to be a better measure on which to base expectations of future results than net income computed in accordance with generally accepted accounting principles (“GAAP”). Reconciliations of net income and net income per share, each based upon GAAP, to Adjusted Earnings and Adjusted EPS are included in the financial schedules accompanying this release. EBITDA is earnings before interest, taxes, depreciation, amortization and preopening expenses. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and is a principal basis for valuation of gaming companies. Specifically, EBITDA is presented before preopening expenses as it represents a measure of performance of the Company’s existing operational activities. The Company uses property EBITDA (EBITDA before corporate expense) as the primary measure of the operating performance of its properties, including the evaluation of operating personnel. EBITDA should not be construed as an

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alternative to operating income, as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities, as a measure of liquidity, or as any other measure determined in accordance with GAAP. The Company has significant uses of cash flows, including capital expenditures, interest payments, income taxes and debt principal repayments which are not reflected in EBITDA. Also, other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

The following table reports September quarterly and year-to-date results including net revenues and EBITDA. Downtown properties include the California Hotel and Casino, the Fremont Hotel and Casino, and Main Street Station.

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	Three Months Ended September 30,				Nine Months Ended September 30,
($ in thousands, except footnotes)	2003		2002		2003		2002
Net Revenues
Stardust	$32,366		$33,011		$101,087		$102,823
Sam’s Town Las Vegas	31,902		31,760		100,300		96,844
Eldorado & Jokers Wild	7,455		8,575		24,353		26,594
Downtown Properties (a)	55,339		55,999		172,589		173,321
Sam’s Town Tunica	28,408		26,824		82,428		80,034
Par-A-Dice	33,997		37,368		106,424		111,316
Treasure Chest	26,474		26,777		80,141		82,953
Blue Chip	59,620		56,126		171,401		158,106
Delta Downs	34,967		31,563		106,164		90,814

Net revenues	$310,528		$308,003		$944,887		$922,805

EBITDA
Stardust	$(559)		$3,134		$7,048		$11,291
Sam’s Town Las Vegas	6,618		7,011		25,669		22,923
Eldorado & Jokers Wild	820		1,336		3,915		5,153
Downtown Properties	7,589		8,673		28,838		32,591
Sam’s Town Tunica	3,469		4,322		7,830		11,606
Par-A-Dice	6,840		13,583		31,096		42,526
Treasure Chest	4,562		4,965		15,002		17,108
Blue Chip	23,284		24,373		61,971	(b)	68,901
Delta Downs	7,779		5,812		23,310		16,917	(c)

Total wholly-owned property EBITDA	60,402		73,209		204,679		229,016
Our share of Borgata’s EBITDA	15,256	(d)	—	(d)	15,256	(d)	—	(d)

Total property EBITDA	75,658		73,209		219,935		229,016
Corporate expense	(5,558)		(7,762)		(18,323)		(20,429)

Total EBITDA	70,100		65,447		201,612		208,587

Other Costs and Expenses
Depreciation	24,019		22,983		70,114		66,719
Our share of Borgata’s depreciation	6,399		—		6,399		—
Preopening expenses	—		548		—		7,273
Our share of Borgata’s preopening expenses	3,468		2,189		19,593		4,939
Interest expense, net	20,527		18,391		56,136		55,407
Our share of Borgata’s interest and other expense, net	5,427		—		5,427		—
Our share of Borgata’s tax benefit	(2,597)		—		(2,597)		—
Loss on early retirement of debt, net	—		3,443		—		3,443

Total other costs and expenses	57,243		47,554		155,072		137,781

Income before provision for taxes and cumulative effect	12,857		17,893		46,540		70,806
Provision for taxes	5,143		6,620		17,943		26,462

Income before cumulative effect	7,714		11,273		28,597		44,344
Cumulative effect	—		—		—		(8,212)

Net income	$7,714		$11,273		$28,597		$36,132

(a)	Includes revenues related to Vacations Hawaii, the Company’s Honolulu travel agency, of $11.7 million for the three months ended September 30, 2003 and 2002 and $35.6 million and $35.3 million, respectively, for the nine months ended September 30, 2003 and 2002.

(b)	Includes a one-time charge for a retroactive gaming tax imposed by the State of Indiana of $3.5 million.

(c)	Before preopening expenses of $5.4 million during the nine months ended September 30, 2002.

(d)	Before our share of preopening expenses of $3.5 million and $2.2 million, respectively, for the three months ended September 30, 2003 and 2002 and $19.6 million and $4.9 million, respectively, for the nine months ended September 30, 2003 and 2002.

BOYD GAMING CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited) (In thousands, except per share data)	2003	2002	2003	2002
Revenues
Gaming	$266,093	$263,021	$810,874	$784,153
Food and beverage	40,905	39,255	124,271	119,299
Room	19,180	18,285	58,149	56,059
Other	19,149	18,999	58,263	58,777

Gross revenues	345,327	339,560	1,051,557	1,018,288
Less promotional allowances	34,799	31,557	106,670	95,483

Net revenues	310,528	308,003	944,887	922,805

Costs and expenses
Gaming	135,551	124,221	402,690	366,394
Food and beverage	23,479	23,337	71,114	71,663
Room	5,809	5,210	16,442	15,477
Other	20,502	19,570	62,029	59,569
Selling, general and administrative	49,157	47,235	144,714	138,842
Maintenance and utilities	15,628	15,221	43,219	41,844
Depreciation	24,019	22,983	70,114	66,719
Corporate expense	5,558	7,762	18,323	20,429
Preopening expenses	—	548	—	7,273

Total	279,703	266,087	828,645	788,210

Earnings (loss) from Borgata	5,389	(2,189)	(10,736)	(4,939)

Operating income	36,214	39,727	105,506	129,656

Other income (expense)
Interest income	53	—	269	20
Interest expense, net of amounts capitalized	(20,580)	(18,391)	(56,405)	(55,427)
Loss on early retirement of debt, net	—	(3,443)	—	(3,443)
Other expense from Borgata, net	(2,830)	—	(2,830)	—

Total	(23,357)	(21,834)	(58,966)	(58,850)

Income before provision for income taxes and cumulative effect of a change in accounting principle	12,857	17,893	46,540	70,806
Provision for income taxes	5,143	6,620	17,943	26,462

Income before cumulative effect of a change in accounting principle	7,714	11,273	28,597	44,344
Cumulative effect of a change in accounting for goodwill	—	—	—	(8,212)

Net income	$7,714	$11,273	$28,597	$36,132

Basic Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.12	$0.17	$0.45	$0.70
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.13)

Net income	$0.12	$0.17	$0.45	$0.57

Average Basic Shares Outstanding	64,158	64,492	64,148	63,818

Diluted Net Income Per Common Share
Income before cumulative effect of a change in accounting principle	$0.12	$0.17	$0.43	$0.67
Cumulative effect of a change in accounting for goodwill	—	—	—	(0.12)

Net income	$0.12	$0.17	$0.43	$0.55

Average Diluted Shares Outstanding	66,107	66,693	66,046	65,920

The following table reconciles net income and net income per share (each based upon generally accepted accounting principles, or "GAAP") to adjusted net income and adjusted net income per share.

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income	$7,714	$11,273	$28,597	$36,132
Adjustments:
One-time Indiana gaming tax charge	—	—	3,452	—
Preopening expenses	—	548	—	7,273
Preopening expenses from Borgata	3,468	2,189	19,593	4,939
Loss on early retirement of debt	—	3,443	—	3,443
Cumulative effect of a change in accounting for goodwill	—	—	—	8,212
Income tax effect for above adjustments	(1,387)	(2,287)	(8,884)	(5,850)

Adjusted net income	$9,795	$15,166	$42,758	$54,149

Net income per diluted share	$0.12	$0.17	$0.43	$0.55
One-time Indiana gaming tax charge, net of tax	—	—	0.03	—
Total preopening expenses, net of tax	0.03	0.03	0.18	0.12
Loss on early retirement of debt, net of tax	—	0.03	—	0.03
Cumulative effect of a change in accounting for goodwill	—	—	—	0.12

Adjusted net income per diluted share	$0.15	$0.23	$0.64	$0.82

The following table reconciles operating income to EBITDA.

(In thousands)	Three Months Ended September 30, 2003
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$(4,111)	$3,552	$—	$(559)
Sam's Town Las Vegas	2,304	4,314	—	6,618
Eldorado & Jokers Wild	379	441	—	820
Downtown Properties	3,774	3,815	—	7,589
Sam's Town Tunica	135	3,334	—	3,469
Par-A-Dice	5,500	1,340	—	6,840
Treasure Chest	2,943	1,619	—	4,562
Blue Chip	20,782	2,502	—	23,284
Delta Downs	6,106	1,673	—	7,779
Corporate	(6,987)	1,429	—	(5,558)

Totals for wholly-owned properties	30,825	24,019	—	54,844
Our share of Borgata results	5,389	6,399	3,468	15,256

Consolidated	$36,214	$30,418	$3,468	$70,100

	Three Months Ended September 30, 2002
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$(412)	$3,546	$—	$3,134
Sam's Town Las Vegas	2,944	4,067	—	7,011
Eldorado & Jokers Wild	874	462	—	1,336
Downtown Properties	4,921	3,752	—	8,673
Sam's Town Tunica	1,334	2,988	—	4,322
Par-A-Dice	12,436	1,147	—	13,583
Treasure Chest	3,401	1,564	—	4,965
Blue Chip	21,687	2,686	—	24,373
Delta Downs	4,247	1,565	—	5,812
Corporate	(9,516)	1,206	548	(7,762)

Totals for wholly-owned properties	41,916	22,983	548	65,447
Our share of Borgata results	(2,189)	—	2,189	—

Consolidated	$39,727	$22,983	$2,737	$65,447

	Nine Months Ended September 30, 2003
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$(3,351)	$10,399	$—	$7,048
Sam's Town Las Vegas	12,807	12,862	—	25,669
Eldorado & Jokers Wild	2,557	1,358	—	3,915
Downtown Properties	17,327	11,511	—	28,838
Sam's Town Tunica	(2,073)	9,903	—	7,830
Par-A-Dice	27,166	3,930	—	31,096
Treasure Chest	10,234	4,768	—	15,002
Blue Chip	54,701	7,270	—	61,971
Delta Downs	18,411	4,899	—	23,310
Corporate	(21,537)	3,214	—	(18,323)

Totals for wholly-owned properties	116,242	70,114	—	186,356
Our share of Borgata results	(10,736)	6,399	19,593	15,256

Consolidated	$105,506	$76,513	$19,593	$201,612

	Nine Months Ended September 30, 2002
	Operating Income (Loss)	Depreciation	Preopening Expenses	EBITDA
Stardust	$729	$10,562	$—	$11,291
Sam's Town Las Vegas	11,192	11,731	—	22,923
Eldorado & Jokers Wild	3,731	1,422	—	5,153
Downtown Properties	21,399	11,192	—	32,591
Sam's Town Tunica	2,770	8,836	—	11,606
Par-A-Dice	39,235	3,291	—	42,526
Treasure Chest	12,498	4,610	—	17,108
Blue Chip	61,038	7,863	—	68,901
Delta Downs	7,456	4,056	5,405	16,917
Corporate	(25,453)	3,156	1,868	(20,429)

Totals for wholly-owned properties	134,595	66,719	7,273	208,587
Our share of Borgata results	(4,939)	—	4,939	—

Consolidated	$129,656	$66,719	$12,212	$208,587

The following table reports Borgata financial results.

	For the three months ended September 30, 2003		For the three months ended September 30, 2002
(In thousands)	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenues	$136,096		$—
Non-gaming revenues	48,160		—

Gross revenues	184,256		—
Less promotional allowances	34,662		—

Net revenues	149,594	$74,797	—	$—
Expenses	119,082	59,541	—	—
Depreciation expense	12,797	6,399	—	—
Preopening expenses	6,936	3,468	4,377	2,189

Operating income (loss)	10,779	5,389	(4,377)	(2,189)

Interest and other expenses, net	10,855	5,427	—	—
Benefit for taxes	(5,194)	(2,597)	—	—

Subtotal	5,661	2,830	—	—

Net income (loss)	$5,118	$2,559	$(4,377)	$(2,189)

	For the nine months ended September 30, 2003		For the nine months ended September 30, 2002
	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Gaming revenues	$136,096		$—
Non-gaming revenues	48,160		—

Gross revenues	184,256		—
Less promotional allowances	34,662		—

Net revenues	149,594	$74,797	—	$—
Expenses	119,082	59,541	—	—
Depreciation expense	12,797	6,399	—	—
Preopening expenses	39,186	19,593	9,878	4,939

Operating loss	(21,471)	(10,736)	(9,878)	(4,939)

Interest and other expenses, net	10,855	5,427	—	—
Benefit for taxes	(5,194)	(2,597)	—	—

Subtotal	5,661	2,830	—	—

Net loss	$(27,132)	$(13,566)	$(9,878)	$(4,939)

The following table reconciles operating income to EBITDA for Borgata.

(In thousands)	For the three months ended September 30, 2003		For the three months ended September 30, 2002
	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Operating income (loss)	$10,779	$5,389	$(4,377)	$(2,189)
Depreciation	12,797	6,399	—	—
Preopening expense	6,936	3,468	4,377	2,189

EBITDA	$30,512	$15,256	$—	$—

	For the nine months ended September 30, 2003		For the nine months ended September 30, 2002
	100% of Borgata	Our Share of Borgata	100% of Borgata	Our Share of Borgata
Operating loss	$(21,471)	$(10,736)	$(9,878)	$(4,939)
Depreciation	12,797	6,399	—	—
Preopening expense	39,186	19,593	9,878	4,939

EBITDA	$30,512	$15,256	$—	$—

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions regarding the future, including but not limited to statements regarding the Company’s strategy, expenses, revenue, earnings and cash flow. In addition, forward-looking statements include statements regarding the Borgata, including its percentage ranking for non-gaming and cash revenue, marketing programs, building employee efficiency and increased margins, customer intentions, revenue growth, the ability to improve quality of service and stimulate future demand. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. In particular, the Company can provide no assurances that its ability to achieve increased margins, grow revenues, stimulate future demand or meet other identified expectations for Borgata will be achieved or that Borgata’s current estimated rankings in the Atlantic City market will continue in future periods. Among the factors that could cause actual results to differ materially are the following: competition, increased costs (including marketing costs) and uncertainties relating to new developments and expansion (including enhancements to improve property performance), increased taxes, the availability and price of energy, weather, regulation, economic conditions and the effects of war, terrorist or similar activity. Additional factors that could cause actual results to differ are discussed under the heading “Investment Considerations” and in other sections of the Company’s Form 10-K for the fiscal year ended December 31, 2002 on file with the Securities and Exchange Commission, and in its other periodic reports filed from time to time with the Commission. All forward-looking statements in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement.

Boyd Gaming will host a webcast at 4:30 p.m. EDT on Tuesday, October 21 2003 to review the third quarter results. The Webcast will be available on the Company’s website at www.boydgaming.com and at www.firstcallevents.com/service/ajwz389401515gf12.html

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Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 13 gaming entertainment properties located in Nevada, New Jersey, Mississippi, Illinois, Indiana and Louisiana. Boyd Gaming recently opened Borgata Hotel Casino and Spa at Renaissance Pointe (AOL keyword: borgata or www.theborgata.com ), a $1.1 billion entertainment destination hotel in Atlantic City, through a joint venture with MGM MIRAGE. Boyd Gaming press releases are available at www.prnewswire.com . Additional news and information on Boyd Gaming can be found at www.boydgaming.com .

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